Exhibit 3.1

                             AMENDMENT TO THE

                         ARTICLES OF INCORPORATION
                                    OF
                   COMPOSITE INDUSTRIES OF AMERICA, INC.

             (NAME CHANGED HEREIN TO COMPOSITE HOLDINGS, INC.)


WHEREAS, there was issued by the Secretary of State a Charter constituting and creating COMPOSITE INDUSTRIES OF AMERICA, INC., a corporation organized under the laws of this state with its principal place of business in Las Vegas, Nevada, and a capital stock of One Hundred Thousand Dollars ($100,000.00) divided into Two Hundred Million (200,000,000) shares of a par value of one mill (1/10 cent) each, empowering it to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.

        The undersigned, President and Secretary of COMPOSITE INDUSTRIES OF AMERICA, INC. hereby certify that by resolutions duly adopted unanimously by the Board of Directors of the Company pursuant to written action effective as of April 2, 2002; and by resolutions duly adopted by a majority of the shareholders of all classes of stock outstanding and entitled to vote thereon of the Company pursuant to written action effective as of April 2, 2002, amending the


                         ARTICLES OF INCORPORATION


That ARTICLE I be amended and changed to read as follows:


The name of the Corporation is COMPOSITE HOLDINGS, INC.

That ARTICLE IV be deleted in its entirety and replaced with the following new ARTICLE IV:

ARTICLE IV:

(a) The Company shall have the authority to issue two new classes of common stock, a new Class A Common Stock and a new Series 1 Class B Common Stock, that would replace the existing Common Stock. The existing Common Stock shall be exchanged as follow: For each one and one-tenth (1 1/10) of a share of the existing Common Stock, the stockholder will receive one (1) share of the new Class A Common Stock and one-tenth (1/10) of a share of the new Series 1 Class B Common Stock. The Common Stock exchanged for the new Class A Common Stock and new Series 1 Class B Common Stock shall be cancelled upon the issuance to the stockholder exchanging the existing Common Stock for the new Class A Common Stock and new Series 1 Class B Common Stock. There shall be no further issuance of the existing Common Stock and upon the completion of the exchange of all existing Common Stock for new Class A Common Stock and new Series 1 Class B Common Stock, the class of shares referred to herein as existing Common Stock will be eliminated. The number of shares of new Class A Common Stock is one hundred million (100,000,000) shares with a par value of $.001 per share and the number of shares of new Series 1 Class B Common Stock is ten million (10,000,000) shares with a par value of $.001 per share and the number of shares of Preferred Stock is forty million (40,000,000) shares with a par value of $.001 per share.

(b) The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the voting powers, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. The holders of each series of Preferred Shares may amend the provisions of such series of Preferred Shares without the consent of any holders of any class of Common Stock or any other series of Preferred Shares.

IN WITNESS WHEREOF, the undersigned, being the President and Secretary of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation pursuant to Section 78.390 of the General Corporation Law of the State of Nevada, do make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set their hand this 4th day of April, 2001.


By: /s/ Merle Ferguson
        --------------------
        Merle Ferguson
        President & CEO

By: /s/ Susan Donohue
        --------------------
        Susan Donohue
        Secretary